Exhibit 10.17

Execution Copy

SECURITY AGREEMENT

1. THE SECURITY. OVERLAND STORAGE, INC., a California corporation (“Debtor”), hereby grants to ADAPTEC, INC., a Delaware corporation (“Creditor”) a security interest in all of the Debtor’s right, title and interest in, to and under the following described property (“Collateral”):

A. All inventory now owned or hereafter acquired by Debtor;

B. All negotiable and nonnegotiable documents of title, insurance proceeds and other proceeds now owned or hereafter acquired by Debtor covering any of the above-described property; and

C. All books and records now owned or hereafter acquired by Debtor pertaining to any of the above-described property, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).

2. THE INDEBTEDNESS. The Collateral secures and will secure the payment, performance and observance of all indebtedness, obligations and liabilities of Debtor to Creditor under that certain Promissory Note dated as of an even date herewith executed by Debtor as maker in favor of Creditor in the original principal amount of One Million Four Hundred Thirty One Thousand Seven Hundred Eighteen Dollars and Forty Cents ($1,431,718.40) (as the same may be amended from time to time, the “Note”). For the purposes of this Security Agreement, “Indebtedness” means the obligations and liabilities of Debtor under the Note.

3. TITLE; NO OTHER LIENS. Debtor represents and warrants to Creditor that Debtor owns the Collateral free and clear of any liens, claims, security interests, encumbrances and restrictions on the transfer thereof, except the security interest of Creditor.

4. DEBTOR’S COVENANTS. Debtor covenants and warrants that unless compliance is waived by Creditor in writing:

A. Debtor will properly preserve the Collateral; defend the Collateral against any material adverse claims and demands; and keep accurate Books and Records.

B. Debtor has notified Creditor in writing of, and will notify Creditor in writing prior to any change in, the locations of (i) Debtor’s place of business or Debtor’s chief executive office if Debtor has more than one place of business, and (ii) any Collateral.

C. Debtor will notify Creditor in writing prior to any change in Debtor’s name, identity or business structure.

D. Debtor will maintain and keep in force insurance covering the Collateral against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other persons. Such insurance shall be issued by insurance companies acceptable to Creditor and, if requested by Creditor, include a loss payable endorsement in favor of Creditor in a form acceptable to Creditor.

E. Debtor has not granted and will not grant any security interest in any of the Collateral except to Creditor, and will keep the Collateral free of all liens, claims, security interests, encumbrances and restrictions on the transfer thereof except the security interest of Creditor.

F. Debtor will not sell, lease, agree to sell or lease, or otherwise dispose of, or remove from Debtor’s place of business any Collateral except in the ordinary course of business as heretofore conducted by Debtor.

G. Debtor will promptly notify Creditor in writing of any event which affects the value of the Collateral, the ability of Debtor or Creditor to dispose of the Collateral, or the rights and remedies of Creditor in relation thereto, including, but not limited to, the levy of any legal process against any Collateral.

H. If any Collateral is or becomes the subject of any negotiable document of title, including any warehouse receipt or bill of lading, Debtor shall deliver such document to Creditor.

I. Until Creditor exercises its rights to make collection, Debtor will diligently collect all Collateral.

5. ADDITIONAL REQUIREMENTS. Debtor agrees that Creditor may at its option at any time, whether or not Debtor is in default:

A. Require Debtor to deliver to Creditor (i) copies of or extracts from the Books and Records, and (ii) information on matters affecting the Collateral.

B. Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located.

6. DEFAULTS. Any one or more of the following shall be a default hereunder:

A. Debtor fails to pay any Indebtedness after the same becomes due, whether at stated maturity, by acceleration or otherwise, beyond any applicable grace periods.

B. Debtor fails to perform or observe (i) the covenant set forth in Section 4(F) or (ii) any other covenant or agreement under this Security Agreement on its part to be performed or observed and such failure continues for 30 days.

C. Debtor becomes insolvent, or is generally not paying or admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, or commences any case, proceeding or other action under any bankruptcy or other law for the relief of debtors.

D. Any custodian, receiver or trustee is appointed to take possession, custody or control of all or a substantial portion of the property of Debtor and the appointment continues undischarged or unstayed for 60 calendar days.

E. Any case, proceeding or other action is commenced against Debtor under any bankruptcy or other law for the relief of debtors and continues undismissed or unstayed for 60 calendar days or an order for relief is entered in any such proceeding.

7. CREDITOR’S REMEDIES AFTER DEFAULT. In the event of any default Creditor may do any one or more of the following:

A. Declare any Indebtedness immediately due and payable.

B. Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.

C. Require Debtor to assemble the Collateral, including the Books and Records, and make them available to Creditor at a place designated by Creditor.

D. Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records.

E. Grant extensions and compromise or settle claims with respect to the Collateral.

F. Use the Debtor’s rights and interests in Intellectual Property now owned or hereafter acquired by Debtor, but only to the extent such use is necessary for the sale or disposition of the Collateral, including the taking of the measures set forth in paragraph H below. Debtor agrees that any such use shall be without any additional consideration to Debtor. As used in this paragraph, “Intellectual Property” means service marks, trademarks, trade names, trade styles, copyrights, patents, working drawings, instructional manuals, and rights in processes for packaging and labeling, in which Debtor has any right or interest, whether by ownership, license, contract or otherwise.

G. Have a receiver appointed by any court of competent jurisdiction to take possession of the Collateral.

H. Take such measures as Creditor may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, and Debtor hereby irrevocably constitutes and appoints Creditor as Debtor’s attorney-in-fact to perform all acts and execute all documents in connection therewith. Debtor acknowledges, consents and agrees that the power of attorney granted pursuant to this section is irrevocable and coupled with an interest. All or any part of the Collateral may be sold for cash or other value in any number of lots at public or private sale, without demand, advertisement or notice; provided, however, that unless the Collateral to be sold threatens to decline speedily in value or is of a type customarily sold on a recognized market, Creditor shall give Debtor 10 days’ prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice each of Debtor and

Creditor agrees to be reasonable. At any sale or sales of Collateral, Creditor or any of its assigns may bid for and purchase all or any part of the property and rights so sold and may use all or any portion of the Indebtedness owed to Creditor as payment for the property or rights so purchased, all without further accountability to the Company.

8. CUSTODY OF COLLATERAL. Except as provided by applicable law that cannot be waived, Creditor will have no duty as to the custody and protection of the Collateral, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Collateral in its possession. Creditor may disclaim any and all warranties in disposing of any Collateral.

9. SUBSTITUTION OF COLLATERAL. Promptly upon, and in any event within 10 days of, a request made by Debtor, which request may be made at any time and in Debtor’s sole and absolute discretion, Creditor shall return any pledged Collateral to Debtor and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Debtor and to evidence or document the release of Creditor’s liens and interests in the Collateral, all as reasonably requested by, and at the sole expense of, Debtor, provided that Debtor shall concurrently execute and deliver to Creditor such documents and agreements and take all other actions as may be reasonably required by Creditor to grant Creditor a replacement lien on the Purchased IP as security for the Indebtedness. As used herein, “Purchased IP” shall mean the “Purchased IP” (as such term is defined in that certain Asset Purchase Agreement of even date herewith executed by Debtor and Creditor) purchased by Debtor from Creditor as the same existed on the date of such purchase.

10. TERMINATION. This Security Agreement shall be automatically released when all Indebtedness has been paid in full in cash or otherwise performed in full. Upon such release, Creditor shall return any pledged Collateral to Debtor and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Debtor and to evidence or document the release of Creditor’s interests arising under this Security Agreement, all as reasonably requested by, and at the sole expense of, Debtor.

11. REIMBURSEMENT OF EXPENSES. Debtor shall promptly pay on demand all reasonable expenses of Creditor (including reasonable attorneys fees and expenses) in connection with the enforcement of the Note and collection hereof, whether before or after bankruptcy of similar proceedings (and whether or not allowed as a claim herein).

12. MISCELLANEOUS.

A. Any waiver, express or implied, of any provision hereunder and any delay or failure by Creditor to enforce any provision shall not preclude Creditor from enforcing any such provision thereafter.

B. Debtor shall, at the request of Creditor, execute such other agreements, documents, instruments, or financing statements in connection with this Security Agreement as Creditor may reasonably deem necessary. Debtor hereby authorizes the Creditor to file or record Uniform Commercial Code financing statements in all jurisdictions and with all filing offices as Creditor may deem necessary or advisable to perfect the security interests granted to Creditor hereunder.

C. This Security Agreement shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

D. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

E. All terms not defined herein are used as set forth in the Uniform Commercial Code.

F. In the event of any action by Creditor to enforce this Security Agreement or to protect the security interest of Creditor in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, Debtor agrees to pay the costs and expenses thereof, together with reasonable attorney’s fees.

G. Notices shall be furnished in writing to each party at its addresses appearing below or as it may otherwise direct in writing actually received by the other party.

H. This Security Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Debtor nor the Creditor may assign its rights or obligations hereunder without the prior written consent of the other party.

I. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.

J. For the convenience of the parties and to facilitate execution, this Security Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the Debtor has executed this Security Agreement effective as of the date written below.

Dated: June 27, 2008

OVERLAND STORAGE, INC.
a California corporation

By:	/s/ Vernon A. LoForti
Vernon A. LoForti
President and Chief Executive Officer

Address:

4820 Overland Avenue
San Diego, CA 92123

Acknowledged and Agreed:

ADAPTEC, INC. a Delaware corporation

By:	/s/ Subramanian Sundaresh
Subramanian Sundaresh
President and Chief Executive Officer

Address:

691 S. Milpitas Blvd.
Milpitas, CA 95035

[Security Agreement – Signature Page]